Exhibit 4.1

APRICUS BIOSCIENCES, INC.
AMENDMENT TO
SECURITIES PURCHASE AGREEMENT
AND
WARRANT TO PURCHASE COMMON STOCK

This Amendment, dated as of April 20, 2017 (this “Amendment”), to that certain Securities Purchase Agreement (“Purchase Agreement”), dated as of September 22, 2016, by and among Apricus Biosciences, Inc. (the “Company”) and the purchaser signatory hereto (the “Holder”) and that certain Common Stock Purchase Warrant dated as of September 28, 2016 issued pursuant thereto (the “Warrant”) and is entered into by and between the Company and the Holder.

RECITALS

A.    The Company has filed a registration statement on Form S-1, File No. 333-217036 (the “Registration Statement”) pursuant to which it will offer shares (the “Offering Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”), warrants to purchase Common Stock (“Public Offering Warrants”) and shares of Common Stock issuable upon exercise of the Public Offering Warrants (the “Warrant Shares” and together with the Offering Shares, the “Shares”) (collectively, the “Offering”).

B.    The Company currently does not have sufficient authorized share capital for the issuance of all of the Shares based on the number of outstanding shares of Common Stock and the number of shares of Common Stock reserved for future issuance and has requested that the Holder permit the Company to unreserve shares underlying the Warrant for issuance in the Offering, among other things.

C.    The Holder and the Company each desire to amend the Purchase Agreement and Warrant on the terms and conditions set forth below.

AGREEMENT

THE PARTIES AGREE AS FOLLOWS:

1.	The Purchase Agreement and Warrant shall be amendment as follows:

a.
Initial Exercise Date. The “Initial Exercise Date” of the Warrants shall be amended to mean the effective date (the “Amendment Effectiveness Date”) of the upcoming amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock.

b.
Amendment of Section 4.9 of the Purchase Agreement. Unless and until the Amendment Effectiveness Date occurs, the Holder hereby waives the Company’s obligation to reserve any shares of Common Stock for issuance pursuant to the Purchase Agreement, the Warrant or otherwise. The Holder hereby authorizes the Company to restore any and all shares of Common Stock heretofore reserved for issuance pursuant to the Purchase Agreement or the Warrant to the status of unreserved shares of Common Stock available for issuance.

c.
Amendment of Section 5(d) of the Warrant. Unless and until the Amendment Effectiveness Date occurs, the Holder hereby waives the Company’s obligation to reserve any shares of Common Stock for issuance pursuant to the Purchase Agreement, the Warrant or otherwise. The Holder hereby authorizes the Company to restore any and all shares of Common Stock heretofore reserved for issuance pursuant to the Purchase Agreement or the Warrant to the status of unreserved shares of Common Stock available for issuance.

d.
Reduction in Exercise Price. The Exercise Price of the Warrant is hereby reduced to equal to the warrant exercise price of the Public Offering Warrants, subject to adjustment as provided in the Warrant.

e.	Amendment to Section 2(c) of the Warrant. Section 2(c) of the Warrant is hereby amended and restated to be identical to Section 2(c) of the Public Offering Warrants.

f.	Amendment to Section 3(d) of the Warrant. Section 3(d) of the Warrant is hereby amended and restated to be identical to Section 3(d) of the Public Offering Warrants.

g.
Reservation of Warrant Shares. Upon the Amendment Effectiveness Date, the reservation of all of the Warrant Shares shall have first priority over the reservation of any other securities of the Company.

2.	No Changes. Except as amended by this Amendment, all other terms of the Purchase Agreement and Warrant shall continue in full force and effect.

3.	Conflict. If the terms of this Amendment conflict with the terms of the Purchase Agreement or Warrant, the terms of this Amendment shall control.

4.
Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. The Holder agrees and acknowledges that the Holder’s signature to this Amendment also constitutes the Holder’s execution of, and agreement to, the Purchase Agreement and Warrant.

5.	Governing Law. This Amendment shall be governed by the laws of the State of New York, notwithstanding its conflict of laws provisions.

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IN WITNESS WHEREOF, the parties have caused this Amendment to Common Stock Purchase Warrant and the Purchase Agreement to be executed as of the date first set forth above.

APRICUS BIOSCIENCES, INC.

By:__________________________________
Its:___________________________________

HOLDER

By:___________________________________
Its:____________________________________

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